 North America Structured Investments  5yr Uncapped Digital Dual Directional Contingent Buffered Return Enhanced Note linked to SPX  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000.00  Index: S&P 500 Index  Pricing Date: May 25, 2016  Observation Date: May 25, 2021  Maturity Date: May 28, 2021Contingent Minimum Return: at least 28.00%*Contingent Buffer Amount: 30.00%  Payment At Maturity: If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal  amount note will be calculated as follows:  $1,000 + ($1,000 × greater of (a) Contingent Minimum Return and (b) Index Return)If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the ContingentBuffer Amount, your payment at maturity per $1,000 principal amount note will be calculated asfollows:  Hypothetical Total Returns*  Note Payoff at Maturity Index Performance$1,800  $1,600  $1,400  $1,200  $1,000  $800  $600  $400  -60% -40% -20% 0% 20% 40% 60% 80%  Index Return  Absolute Total Return  $1,000 + ($1,000 × Absolute Index Return of the Index) Final Value Index Return  If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, yourpayment at maturity per $1,000 principal amount note will be calculated as follows: 165.00 65.00%  Index Return on the Notes  N/A 65.00%  $1,000 + ($1,000 x Index Return)  140.00  40.00%  N/A  40.00%  If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will  128.00  28.00%  N/A  28.00%  lose more than 30.00% of your principal amount at maturity and could lose all of your principal  amount at maturity.  120.00 20.00% N/A 28.00%  CUSIP:  46646EBG6  105.00  5.00%  N/A  28.00%  Preliminary Pricing  100.00 0.00% N/A 28.00%  Supplement:  https://sp.jpmorgan.com/document/cusip/46646EBG6/doctype/Product_Termsheet/document.pdf  95.00  -5.00%  5.00%  5.00%  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  90.00  -10.00%  10.00%  10.00%  * The actual Contingent Minimum Return will be provided in the pricing supplement and will not be less than 28.00%  70.00 -30.00% 30.00% 30.00%  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit  69.99  -30.01%  N/A  -30.01%  risk of JPMorgan Chase & Co., as guarantor of the notes.  60.00  -40.00%  N/A  -40.00%  - The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment atmaturity per $1,000 principal amount note to $1,000.  - The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticalsdo not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenseswere included, the hypothetical returns and hypothetical payments shown above would likely be lower.  40.00 -60.00% N/A -60.00%  20.00 -80.00% N/A -80.00%  0.00 -100.00% N/A -100.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr Uncapped Digital Dual Directional Contingent Buffered Return Enhanced Note linked to SPX  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return  of principal.  • Your maximum gain on the notes if the Index return is negative is limited by the contingent  buffer amount  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Financial or JPMorgan Chase & Co.  • The benefit provided by the contingent buffer amount may terminate on the Observation  Date.  • No interest or dividend payments, voting rights, or ownership rights with the securities  included in the Index.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent  operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but is notrequired to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the  issuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and “Selected Risk Considerations” to the applicable preliminary pricesupplement for additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com